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(TRIDEX/PROGRESSIVE) (TRDX) Tridex Corporation Completes Acquisition of
Progressive Software

   WESTPORT, Conn.--April 20, 1998--Tridex Corporation (Nasdaq National
Market: TRDX), a leading manufacturer of peripheral devices and integrated systems for retail point-of-sale ("POS") and other transaction-based markets, today announced that it has acquired privately-held Progressive Software, Inc. ("Progressive"), a leading software and systems provider for the restaurant industry headquartered in Charlotte, North Carolina with branch locations in seven U.S. cities. Progressive's 1997 revenues were approximately $34 million. Progressive will operate as a wholly owned subsidiary of Tridex and remain headquartered in North Carolina.

   The purchase price was $48.5 million, comprised of $33.9 million in cash, $5.0 million in Tridex common stock, and the assumption of $9.6 million of Progressive debt. Financing of the transaction consisted of a $12.0 million Senior Term Loan from Fleet Bank, N.A., the purchase of $11.0 million Senior Subordinated Notes and $2.0 million in shares of Tridex common stock by Massachusetts Mutual Life Insurance Company and its affiliates ("Mass Mutual"), a $2.2 million borrowing from a newly established $8.0 million Revolving Credit Facility with Fleet Bank, N.A., and $16.3 million in cash. Additionally, Tridex agreed to seek shareholder approval of the issuance to Mass Mutual of a warrant to purchase 350,931 shares of Tridex common stock at $7.00 per share.

   Exclusive of a one time, non-cash charge of approximately $15.8 million, net of a deferred tax benefit, which is expected to be recorded during the second quarter ending June 30, 1998, related to the write off of research and development in progress, Tridex management believes, based on forecasts provided by Progressive and on current business conditions, that this acquisition will be accretive to 1998 earnings.

   Seth Lukash, Chairman and Chief Executive Officer of Tridex, commented, "We are very excited about Progressive joining the Tridex family. We believe that this acquisition will create significant benefits for our customers and shareholders. It marks Tridex's entry into the software sector of the restaurant market and establishes Tridex as a total solution provider of POS hardware and software. Progressive has a strong management team and an outstanding industry reputation.

   "Since being founded in 1982, Progressive has provided high-quality, customized POS and back office application software through a direct sales force to the full service, family dining, and quick service markets in the United States and Canada. We believe that this market offers significant opportunity for growth. Progressive's customers include Starbucks Coffee; Golden Corral; Shoney's; Braum's Ice Cream; Ryan's Steaks, Buffet and Bakery; and Family Dollar Stores."

   Mr. Lukash continued, "The acquisition of Progressive has dramatically diversified Tridex's revenue base. The efforts of the combined companies to penetrate new markets and develop new products will be facilitated by synergies between Progressive and Tridex. Moreover, we feel that we can achieve appreciable cost reductions for various components and peripherals through the combined purchasing power of our two organizations. We look forward to continuing to provide Progressive's customers with the same high-quality products, service and support they have come to expect."

   Ray Mueller, President of Progressive, commented, "We are very pleased to be associated with a company of Tridex's quality and stability. Tridex's success has been achieved by acquiring, integrating and growing companies serving complimentary markets. We


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believe that this relationship bodes well for our customers, employees and industry. We look forward to a long and mutually beneficial relationship."

   Tridex Corporation, which is comprised of its Ultimate Technology Corporation and Progressive Software, Inc. subsidiaries and the Tridex Ribbon Division, provides custom hardware and software solutions for retail point-of-sale, hospitality and other transaction-based markets.

   The statements contained in this release which are not historical facts may be deemed to contained forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.

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All trademarks are held by their respective companies.

   CONTACT: Tridex Corporation
            Seth M. Lukash
            Chairman and Chief Executive Officer
            (203) 226-1144
             or
            TRDX's INVESTOR RELATIONS COUNSEL:
            The Equity Group
            Devin Sullivan   (212) 836-9608
            Robert Goldstein (212) 371-8660

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